Exhibit 2.8

AMENDING AGREEMENT

THIS AGREEMENT dated as of the 4th day of October, 2021

BETWEEN:

TERRASCEND CORP., a corporation existing under the laws of the Province of Ontario (the “Purchaser”)

AND:

GAGE GROWTH CORP., a corporation existing under the laws of Canada (the “Company”)

WHEREAS:

A.	The Purchaser and the Company are party to an arrangement agreement dated August 31, 2021 (the “Arrangement Agreement”) pursuant to which, among other things, the Purchaser has agreed to acquire all of the issued and outstanding Company Shares (and any securities issuable in exchange for the Company Exchangeable Shares) in exchange for Purchaser Shares on the terms set forth in the Arrangement Agreement pursuant to an arrangement under the provisions of the Canada Business Corporations Act;

B.	The Purchaser and the Company wish to amend the Plan of Arrangement attached as Schedule “A” to the Arrangement Agreement to: (i) correct certain administrative errors relating to: (A) the number of Class B exchangeable shares of Spartan Partners Corporation outstanding on the date of the Arrangement Agreement, (B) the exchange ratio set forth in Section 3.1.1(c) of the Plan of Arrangement, (C) references to Gage common shares instead of Company Subordinate Voting Shares, and (D) references to the CBCA director; and (ii) provide that Mergerco (as defined in the Plan of Arrangement) shall file an election to cease to be a public corporation under the Tax Act;

C.	All capitalized terms used herein but not defined herein shall have their respective meanings set forth in the Arrangement Agreement.

NOW THEREFORE in consideration of the premises and the mutual agreements and covenants herein contained and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged), the parties hereto hereby covenant and agree as follows:

1.	The Plan of Arrangement attached as Schedule “A” to the Arrangement Agreement is hereby amended and replaced in its entirety with the Plan of Arrangement attached as Schedule “A” hereto.

2.	This Agreement shall ensure to the benefit of and be binding upon the parties and their respective successors and assigns.

3.	This Agreement may be executed by facsimile and in any number of counterparts, each of which so executed shall be deemed to be an original, and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the day and year first above written.

TERRASCEND CORP.

Per:	/s/ Keith Stauffer
Name: Keith Stauffer
Title: Chief Financial Officer

GAGE GROWTH CORP.

Per:	/s/ Fabian Monaco
Name: Fabian Monaco
Title: Chief Executive Officer

Schedule “A”

Plan of Arrangement

(attached)

PLAN OF ARRANGEMENT

UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1.1 will have the meaning ascribed thereto in the Arrangement Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Person” has the meaning ascribed thereto in Section 7.1.1.

“Arrangement” means an arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or the provisions of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement dated as of August 31, 2021 between the Purchaser and the Company, together with the Schedules attached thereto and the Company Disclosure Letter and the Purchaser Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Arrangement Resolution” means the special resolution of the Company Shareholders approving this Plan of Arrangement to be considered at the Company Meeting.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Broker” has the meaning ascribed thereto in Section 7.1.2(a).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed.

“Company” means Gage Growth Corp., a company existing under the laws of Canada.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser, acting reasonably.

“Company Proportionate Voting Shares” means the shares in the capital of the Company designated as proportionate voting shares, each entitling the holder thereof to fifty (50) votes per share at shareholder meetings of the Company, and which are convertible, at any time at the option of the holder, into Company Subordinate Voting Shares at a ratio of fifty (50) Company Subordinate Voting Shares for each Company Proportionate Voting Share.

“Company RSU Plan” means the restricted share unit plan approved by the Company Board on January 26, 2021.

“Company RSUs” means the outstanding restricted share units of the Company issued pursuant to the Company RSU Plan.

“Company Shareholders” means the registered or beneficial holders of Company Shares, as the context requires.

“Company Shares” means a share in the capital of the Company, and includes the Company Subordinate Voting Shares, the Company Super Voting Shares and the Company Proportionate Voting Shares.

“Company Stock Option Plan” means the amended and restated stock option plan approved by the Company Board on June 3, 2019.

“Company Stock Options” means stock options to purchase Company Subordinate Voting Shares issued pursuant to the Company Stock Option Plan.

“Company Subordinate Voting Shares” means the shares in the capital of the Company designated as subordinate voting shares, each entitling the holder thereof to one vote per share at shareholder meetings of the Company.

“Company Super Voting Shares” means the shares in the capital of the Company designated as super voting shares, each entitling the holder thereof to fifty (50) votes per share at shareholder meetings of the Company.

“Company Warrants” means the outstanding warrants of the Company to purchase Company Subordinate Voting Shares.

“Consideration” means the consideration to be received by non-Dissenting Shareholders pursuant to this Plan of Arrangement as consideration for their Company Shares, consisting of .3001 of a Purchaser Share for each Company Subordinate Voting Share, subject to adjustment in the manner and in the circumstances contemplated in Section 2.10 of the Arrangement Agreement, on the basis set out in this Plan of Arrangement.

“Court” means the Ontario Superior Court of Justice (commercial list) in the city of Toronto.

“Depositary” means such Person as the Company may appoint to act as depositary for Company Shares in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.

“Director” means the Director appointed pursuant to section 260 of the CBCA.

“Dissent Procedures” has the meaning ascribed thereto in Section 4.1.1.

“Dissent Rights” means the rights of dissent of the registered Company Shareholders in respect of the Arrangement Resolution as described in Section 4.1.1 hereto.

“Dissenting Shareholder” means a registered Company Shareholder who has validly exercised a Dissent Right and who is ultimately entitled to be paid the fair value of the Company Shares held by such registered Company Shareholder, but such Company Shareholder will only be a Dissenting Shareholder in respect of the Company Shares in respect of which Dissent Rights are validly exercised by such holder in strict compliance with the terms of the Dissent Rights.

“Dissenting Shares” has the meaning ascribed thereto in Section 4.1.2.

“Effective Date” means the date upon which the Arrangement becomes effective as shown on the Certificate of Arrangement.

“Effective Time” means 12:01 a.m. (Toronto Time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Exchange Ratio” means .3001 of a Purchaser Share to be issued by the Purchaser for each one Company Subordinate Voting Share exchanged pursuant to the Arrangement.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, including the U.S. Internal Revenue Service and the Canada Revenue Agency, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange, including the CSE.

“Hermiz Exchangeable Units” means the 900,000 exchangeable units issued by Spartan Partners Holding, LLC, an indirect subsidiary of the Company, which are exchangeable for either 45,000,000 Company Subordinate Voting Shares or 900,000 Company Proportionate Voting Shares in accordance with their terms.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal” means the letter of transmittal to be delivered by the Company to the Company Shareholders for use in connection with the Arrangement.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory, inchoate or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Mayde” means Mayde Inc.

“Mayde Exchangeable Shares” means the 6,000 Class B exchangeable shares issued by Spartan Partners Corporation, a subsidiary of the Company.

“Merger” has the meaning specified in Section 3.1.1(f).

“Mergerco” has the meaning ascribed thereto in Section 3.1.1(f);

“Parties” means the Company and the Purchaser, and “Party” means either of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations hereto made in accordance with Section 8.1 of the Arrangement Agreement or Section 6.1 hereto, or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Purchaser” means TerrAscend Corp., a corporation existing under the laws of the Province of Ontario.

“Purchaser Shares” means the common shares in the authorized share capital of the Purchaser.

“ Purchaser Subco” means 13283941 Canada Inc., a corporation continued under the CBCA and a wholly-owned subsidiary of the Purchaser.

“Replacement Option” means an option or right to purchase or receive Purchaser Shares, as applicable, granted by the Purchaser in replacement of Company Stock Options on the basis set forth in Section 3.1.1(i).

“Replacement Warrant” means the warrants providing for the right to purchase Purchaser Shares issued by the Purchaser in replacement of the Company Warrants on the basis set forth in Section 3.1.1(j).

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“Withholding Obligation” has the meaning ascribed thereto in Section 7.1.1.

1.2	Interpretation Not Affected by Headings

The headings contained in this Plan of Arrangement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or Subsection hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.4	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders and neuter.

1.5	References to Persons and Statutes

A reference to a Person includes any successor to that Person. Any reference to a statute or to a rule of a self-regulatory organization, including any stock exchange, refers to such statute or rule, and all rules and regulations, administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.6	Currency

Unless otherwise stated in this Plan of Arrangement, all references herein to amounts of money are expressed in lawful money of Canada.

1.7	Computation of Time

A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

1.8	Time References

Time shall be of the essence in every matter or action contemplated hereunder. References to time are to Toronto time.

1.9	Including

The word “including” means “including, without limiting the generality of the foregoing”.

ARTICLE 2

ARRANGEMENT AGREEMENT; EFFECTIVENESS

2.1	Effectiveness

2.1.1	This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement and constitutes an arrangement as referred to in Section 192 of the CBCA.

2.1.2	This Plan of Arrangement will become effective as at the Effective Time and will be binding (without any further authorization, act or formality on the part of the Court, the Director, or any other Person) from and after the Effective Time on:

(a)	the Company,

(b)	the Purchaser,

(c)	all Company Shareholders,

(d)	Mergerco,

(e)	Purchaser Subco,

(f)	Spartan Partners Corporation,

(g)	Spartan Partners Holdings, LLC,

(h)	holders of Company RSUs, Company Warrants, Company Stock Options, Hermiz Exchangeable Units, or Mayde Exchangeable Shares, and

(i)	the Depositary.

ARTICLE 3

THE ARRANGEMENT

3.1	Arrangement

3.1.1	At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at one minute intervals starting at the Effective Time:

(a)	each Company RSU, whether vested or unvested, shall be deemed to be vested to the fullest extent, and such Company RSU shall be, and shall be deemed to be, surrendered to the Company by the holder of Company RSUs at a ratio of one RSU for one Company Subordinate Voting Share, less any amounts required to be withheld pursuant to Article 7 and the Company Subordinate Voting Shares issuable in connection therewith shall be deemed to be issued to such holder of Company RSUs as fully paid and non-assessable shares in the capital of the Company, provided that no share certificates shall be issued with respect to such shares;

(b)	each Company Share outstanding immediately prior to the Effective Time held by a Company Shareholder in respect of which Dissent Rights have been validly exercised will be deemed to have been transferred without any further act or formality to the Purchaser by the holder thereof for cancellation, free and clear of any Liens, and such Company Shareholder will cease to be the registered holder of such Dissenting Shares and will cease to have any rights as a registered holder of such Company Shares other than the right to be paid fair value for such Dissenting Shares as set out in Section 4.1.2, and such Company Shareholder’s name will be removed as the registered holder of such Dissenting Shares from the register of holders of Company Shares maintained by or on behalf of the Company, and the Dissenting Shares shall be cancelled;

(c)	each Mayde Exchangeable Share outstanding immediately prior to the Effective Time shall be transferred without any further act or formality to the Purchaser in exchange for 1,500.5 Purchaser Shares, and upon such transfer:

(i)	the holder of the Mayde Exchangeable Shares will cease to be the registered holder of such Mayde Exchangeable Shares on the register of Spartan Partners Corporation and will cease to have any rights as a holder of such Mayde Exchangeable Shares;

(ii)	such holder of the Mayde Exchangeable Shares shall be entered into the securities register of the Purchaser as the holder of such Purchaser Shares;

(d)	concurrently with the transfer of Mayde Exchangeable Shares pursuant to Section 3.1.1(c), there shall be added to the stated capital of the Purchaser Shares, an amount equal to the cost (within the meaning of the Tax Act, including, if applicable, as determined under Section 85 of the Tax Act) of the Mayde Exchangeable Shares acquired by the Purchaser pursuant to Section 3.1.1(c);

(e)	each Company Super Voting Share outstanding immediately prior to the Effective Time shall be transferred for no payment, and without any further act or formality, to the Purchaser, and the holder of such transferred Company Super Voting Share shall be removed from the Company’s securities register for the Company Super Voting Shares;

(f)	concurrently with the transfer of Company Super Voting Shares pursuant to Section 3.1.1(e), the stated capital of the Company Super Voting Shares shall be reduced to nil, and there shall be added to the stated capital of the Company Subordinate Voting Shares, an amount equal to the paid-up capital (within the meaning of the Tax Act) of the Company Super Voting Shares immediately prior to the Effective Time;

(g)	immediately following the preceding steps, Purchaser Subco shall amalgamate and merge with and into the Company (the “Merger”) under Section 181 of the CBCA and be one corporate entity (“Mergerco”) and upon the Merger being effective:

(i)	Survival. The legal existence of the Company shall not cease and the Company shall survive the Merger as Mergerco.

(ii)	Name. The name of Mergerco shall be “Gage Growth Corp.”, being the name of the Company.

(iii)	Registered Office. The registered office of Mergerco shall continue to be the registered office of the Company.

(iv)	Authorized Shares. The classes and maximum number of shares that Mergerco is authorized to issue shall be the same as the Company was authorized to issue immediately prior to the Merger.

(v)	Restrictions on Share Transfer. The restrictions on share transfer shall be the same as the restrictions applicable to the transfer of shares of the Company contained in the Articles of the Company immediately prior to the Merger, if any.

(vi)	Number of Directors. The minimum and maximum number of directors of Mergerco shall be the same minimum and maximum number of directors of the Company immediately prior to the Merger.

(vii)	Restrictions on Business. The restrictions on business of Mergerco shall be the same as the restrictions on business of the Company contained in the Articles of the Company immediately prior to the Merger, if any.

(viii)	Directors. The directors of Mergerco immediately after the Merger shall be Lisa Swartzman and Keith Stauffer.

(ix)	Shares. The Purchaser shall receive on the Merger and amalgamation one Mergerco subordinate voting share in exchange for each Purchaser Subco common share previously held and each Company Share (other than Dissenting Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value for their Dissenting Shares in accordance with Article 4) shall entitle the holder thereof to the Consideration.

(x)	Stated Capital. The stated capital account maintained for the subordinate voting shares of Mergerco will be equal to the aggregate of the paid-up capital, for purposes of the Tax Act, of the Purchaser Subco shares held by the Purchaser and the Company Shares, immediately prior to the Merger.

(xi)	By-laws. The by-laws of Mergerco shall be the by-laws of the Company.

(xii)	Effect of the Merger. The provisions of subsection 186(a) to (g) of the CBCA shall apply to the Merger with the result that:

i)	the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

ii)	the property of each amalgamating corporation continues to be the property of Mergerco;

iii)	Mergerco continues to be liable for the obligations of each amalgamating corporation;

iv)	the separate legal existence of Purchaser Subco shall cease without Purchaser Subco being liquidated or wound up, and the property, rights and interests of Purchaser Subco shall become the property, rights and interests and obligations of Mergerco;

v)	an existing cause of action, claim or liability to prosecution is unaffected;

vi)	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against the amalgamated corporation;

vii)	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against the amalgamated corporation; and

viii)	the Articles of Arrangement are deemed to be the articles of incorporation of the amalgamated corporation and the Certificate of Arrangement is deemed to be the certificate of incorporation of the amalgamated corporation; and

(h)	for greater certainty:

(i)	immediately following the Merger, Purchaser Subco and the Company shall be one corporation;

(ii)	the properties, rights, interests and obligations of the Company shall continue to be the properties, rights, interests and obligations of Mergerco, and the Merger shall not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights, interests and obligations of the Company to Mergerco;

(iii)	the legal existence of the Company shall not cease and the Company shall survive the Merger as Mergerco, notwithstanding the issue by the Director of a Certificate of Arrangement and the assignment of a new incorporation number to Mergerco; and

(iv)	following the Merger, Mergerco shall make an election to cease to be a “public corporation” under paragraph (c) of the definition of “public corporation” contained in subsection 89(1) of Tax Act.

(i)	each Company Stock Option outstanding at the Effective Time (whether vested or unvested) will be exchanged for a Replacement Option to acquire such number of Purchaser Shares as is equal to: (A) that number of Company Subordinate Voting Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares, at an exercise price per Purchaser Share equal to the greater of (i) the quotient determined by dividing: (X) the exercise price per Company Subordinate Voting Share at which such Company Stock Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and (ii) such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act. All terms and conditions of a Replacement Option, including the term to expiry, vesting, conditions to and manner of exercising, shall be the same as the Company Stock Option for which it was exchanged, and any certificate or option agreement previously evidencing the Company Stock Option shall thereafter evidence and be deemed to evidence such Replacement Option;

(j)	each Company Warrant outstanding at the Effective Time will be exchanged for a Replacement Warrant evidencing a right to purchase such number of Purchaser Shares as is equal to: (A) that number of Company Subordinate Voting Shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Purchaser Shares, at an exercise price per Purchaser Share equal to the greater of (i) the quotient determined by dividing: (X) the exercise price per Company Subordinate Voting Share at which such Company Warrant was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent, and (ii) such minimum amount that meets the requirements of paragraph 7(1.4)(c) of the Tax Act. All terms and conditions of a Replacement Warrant, including the term to expiry, conditions to and manner of exercising, shall be the same as set out in the warrant certificate for which it was exchanged, and the warrant certificate previously evidencing the Company Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant. Notwithstanding anything to the contrary contained herein, the assumption of warrants provided for in this Section 3.1(m) will be performed in a manner that complies with Sections 424(a) and 409A U.S. Tax Code (and the regulations promulgated thereunder);

3.1.2	The Consideration and the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Shares or Company Shares, other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Purchaser Shares or the Company Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

3.2	U.S. Securities Laws

3.2.1	Notwithstanding any provision herein to the contrary, the Purchaser and the Company agree that the Plan of Arrangement will be carried out with the intention that all Consideration to be issued in connection with the Arrangement shall be exempt from registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption thereunder, and may be subject to restrictions on resale under the applicable securities laws of the United States, including Rule 144 under the U.S. Securities Act with respect to affiliates of the Company and the Purchaser.

3.3	U.S. Tax Treatment

3.3.1	The Company and Purchaser intend that for U.S. federal income tax purposes (and applicable state and local Tax purposes), (i) the Merger, together with the transactions described in Section 3.1.1, will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the U.S. Tax Code and (ii) the Company will be considered to be the survivor of the Merger and Purchaser Subco will be considered to have ceased to exist as a result of the Merger.

ARTICLE 4

RIGHTS OF DISSENT

4.1	Dissent Rights

4.1.1	Registered holders of Company Shares may exercise rights of dissent (the “Dissent Rights”) in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in Sections 190 of the CBCA, as modified by the Interim Order, the Final Order and this Section 4.1 (collectively, the “Dissent Procedures”), provided that the written notice setting forth the objection of such registered Company Shareholder to the Arrangement contemplated by Section 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Toronto time) on the Business Day that is two (2) Business Days before the Company Meeting.

4.1.2	Company Shareholders who duly and validly exercise Dissent Rights with respect to their Company Shares (“Dissenting Shares”) and who:

(a)	are ultimately determined to be entitled to be paid fair value for their Dissenting Shares shall be entitled to be paid the fair value by the Purchaser for the Dissenting Shares and will be deemed to have irrevocably transferred such Dissenting Shares to the Company (free and clear of all Liens) pursuant to Section 3.1.1(a); or

(b)	for any reason, are ultimately not entitled to be paid fair value for their Dissenting Shares, will be deemed to have participated in the Arrangement on the same basis as a non-dissenting Company Shareholder and will receive Purchaser Shares on the same basis as every other non-dissenting Company Shareholder, but in no case will the Company or the Purchaser be required to recognize such Persons as holding Company Shares on or after the Effective Date. For greater certainty, in no case shall the Company, the Purchaser or any other Person be required to recognize Dissenting Shareholders as Company Shareholders after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the central securities register of holders of Company Shares as of the Effective Time.

4.1.3	In addition to any other restrictions set forth in the CBCA, none of the following shall be entitled to exercise Dissent Rights:

(a)	Company Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution; and

(b)	holders of Company RSUs, Company Warrants, Company Stock Options, Hermiz Exchangeable Units and Mayde Exchangeable Shares.

ARTICLE 5

DELIVERY OF CONSIDERATION

5.1	Delivery of Consideration

5.1.1	Following receipt of the Final Order and prior to the Effective Date in accordance with the terms of the Arrangement Agreement, the Purchaser shall deposit with the Depositary such number of Purchaser Shares as is necessary in order to effect the exchange or settlement under Section 3.1 of this Plan of Arrangement. In addition, the Purchaser will (i) on the Effective Date, issue to the holders of Company Options and Company Warrants certificates representing the Replacement Options and Replacement Warrants required to be issued pursuant to Section 3.1 and reflect such holders as the registered holders of Replacement Options and/or Replacement Warrants, as applicable, on the registers of options and warrants maintained by the Purchaser, and (ii) deliver (or caused to be delivered) such certificates to the holders of the Company Options and Company Warrants as soon as reasonably practicable thereafter (and in any event not later than five Business Days following the Effective Date).

5.1.2	Subject to surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding Company Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, following the Effective Time the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Purchaser Shares which such holder has the right to receive under Section 3.1 of this Plan of Arrangement, less any amounts withheld pursuant to Section 7.1 and any certificate so surrendered shall forthwith be cancelled.

5.1.3	Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Company Shares shall be deemed after the Effective Time to represent only the right to receive, upon such surrender, the Purchaser Shares to which the holder thereof is entitled in lieu of such certificate as contemplated by Section 3.1 and this Section 5.1, less any amounts withheld pursuant to Section 7.1. Any such certificate formerly representing Company Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall:

(a)	cease to represent a claim by, or interest of, any former holder of Company Shares of any kind or nature against or in the Company or the Purchaser (or any successor to any of the foregoing); and

(b)	be deemed to have been surrendered to the Purchaser and shall be cancelled.

5.1.4	No Company Shareholder or holder of Company RSUs, Company Warrants, Company Stock Options, or Mayde Exchangeable Shares shall be entitled to receive any consideration with respect to such Company Shares, Company RSUs, Company Warrants, Company Stock Options, or Mayde Exchangeable Shares other than the consideration to which such holder is entitled in accordance with Section 3.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

5.2	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or paid after the Effective Time with respect to Purchaser Shares shall be delivered to the holder of any certificate formerly representing Company Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1. Subject to applicable Law, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Purchaser Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Purchaser Shares.

5.3	No Fractional Shares

No fractional Purchaser Shares shall be issued to any Person pursuant to this Plan of Arrangement. The number of Purchaser Shares, to be issued to any Person pursuant to this Plan of Arrangement shall, without additional compensation, be rounded down to the nearest whole Purchaser Share.

5.4	Lost Certificates

5.4.1	In the event any certificate, which immediately before the Effective Time represented one or more outstanding Company Shares that was exchanged pursuant to this Plan of Arrangement, is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration to which such Person is entitled in respect of the Company Shares represented by such lost, stolen, or destroyed certificate pursuant to this Plan of Arrangement deliverable in accordance with such Person’s Letter of Transmittal.

5.4.2	When authorizing such delivery of Purchaser Shares that such holder is entitled to receive in exchange for any lost, stolen or destroyed certificate, the Person to whom such Purchaser Shares are to be delivered shall, as a condition precedent to the delivery of such Purchaser Shares, give a bond satisfactory to the Purchaser and the Depositary in such sum as the Purchaser and the Depositary may direct and indemnify the Purchaser and the Depositary in a manner satisfactory to the Purchaser and the Depositary, against any claim that may be made against the Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.5	Calculations

All calculations and determinations made by the Purchaser, the Company or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

ARTICLE 6

AMENDMENT

6.1	Amendments to Plan of Arrangement

6.1.1	The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Purchaser and the Company in writing (subject to the Arrangement Agreement), each acting reasonably, (iii) be filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to Company Shareholders if and as required by the Court.

6.1.2	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Purchaser or the Company (subject to the Arrangement Agreement), as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.1.3	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

6.1.4	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Company Shareholder.

6.1.5	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

WITHHOLDING TAX

7.1	Withholding Tax

7.1.1	The Purchaser, the Company and the Depositary, as the case may be, shall be entitled to deduct or withhold from any amounts contemplated to be payable to any Person under this Plan of Arrangement (an “Affected Person”) such amounts as are required, entitled or permitted to be deducted or withheld with respect to such payment (a “Withholding Obligation”) under the Tax Act, the U.S. Tax Code or any other provision of federal, provincial, territorial, state, local or foreign tax Law, in each case, as amended, and shall remit or cause to be remitted the amount so deducted or withheld to the appropriate Governmental Entity. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid to the recipient of the payment in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted in accordance with applicable Law to the appropriate taxing authority.

7.1.2	Each of the Company, the Purchaser and the Depositary shall also have the right to:

(a)	deduct, withhold and sell, or direct the Purchaser, the Company or the Depositary to deduct, withhold and sell through a broker (the “Broker”), and on behalf of any Affected Person; or

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to the Purchaser, the Company or the Depositary as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of Purchaser Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of Purchaser Shares shall be effected on a public market and as soon as practicable following the Effective Date. None of the Purchaser, the Company, the Depositary or the Broker will be liable for any loss arising out of any sale of such Purchaser Shares, including any loss relating to the manner or timing of such sales, the prices at which the Purchaser Shares are sold or otherwise.

ARTICLE 8

PARAMOUNTCY

8.1	Paramountcy

8.1.1	From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the Company RSUs, Company Warrants, Company Stock Options, or Mayde Exchangeable Shares and Company Shares issued and outstanding prior to the Effective Time;

(b)	the rights and obligations of Company Shareholders and holders of the Company RSUs, Company Warrants, Company Stock Options or Mayde Exchangeable Shares, the Depositary and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)	all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to the Company Shares, Company RSUs, Company Warrants, Company Stock Options or Mayde Exchangeable Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 9

FURTHER ASSURANCES

9.1	Further Assurances

9.1.1	Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein without any further authorization, act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

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